Exhibit 23
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
The Home Depot, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333‑274395, 333-281802) and on Form S-8 (Nos. 333‑61733, 333‑38946, 333‑151849, 333‑182374, 333‑56722, 333‑125331, 333‑153171, 333‑125332) of The Home Depot, Inc. of our reports dated March 18, 2026, with respect to the consolidated balance sheets of The Home Depot, Inc. and its subsidiaries as of February 1, 2026 and February 2, 2025, the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three‑year period ended February 1, 2026, and the related notes, and the effectiveness of internal control over financial reporting, which reports appear in the February 1, 2026 Form 10-K of The Home Depot, Inc.
/s/ KPMG LLP

Atlanta, Georgia
March 18, 2026